EXHIBIT 10.15

March 10, 2014

GulfSlope Energy, Inc.
2500 CityWest Blvd, Suite 1800
Houston, Texas 77042
Attn: John Seitz

Re:           Definitive Farmout Agreement of Offshore Oil & Gas Prospects

Gentlemen:

GulfSlope Energy, Inc (“GSPE” or "Farmor") and Texas South Energy, Inc. ("Farmee") desire to enter into this binding letter agreement to form a Farm Out Agreement. The terms of this definitive Farm Out Agreement are as follows:

1.
The Farmee will acquire a 20% working interest (“Working Interest”) in each of the five prospects listed on Exhibit #1 or other prospects as mutually agreed and contemplated in paragraph 4 hereof (“Prospects”).

2.	The Farmee will pay Farmor $10 million to acquire a 20% Working Interest in each of the Prospects.

3.
The initial funding from the Farmee to the Farmor will be $2.5 million due immediately for the purposes described in Exhibit 1.  Upon high bid notice of leases covering five or more Prospects on or about March 19th, 2014, an additional $4 million will be delivered by Farmee to Farmor.  The balance of the $10 million purchase price will be paid by Farmee to Farmor on April 11th, 2014 (pursuant to the provisions of paragraph 4 below), unless such date is extended by the parties to a later date to match the Farmor’s lease payment schedule.  Notwithstanding any of the foregoing, in the event that Farmor is not the high bid on any prospect on or about March 19, 2014, Farmor will refund Farmee its initial funding at the earliest possible date.

4.
Upon acceptance of funds, GSPE shall prove ownership or reasonable expectation of ownership of the Prospects on or before March 21st in the form of a detailed list of the leases covered in Exhibit #1.  The Prospects and associated leases may be amended at the mutual agreement of both parties on or before August 1st, 2014 if the Farmor is unsuccessful in acquiring any of the Prospects covering the leases.  Failure of the Farmor to deliver a 20% Working Interest ownership to Farmee in the five Prospects (as identified in Exhibit #1 or as substituted as mutually agreed by the parties to include similar or greater prospectivity) as soon as practicable shall be cause to refund, at Farmee’s option, all payments paid to Farmor to date or a refund on a pro-rata basis, based on prospectivity.

5.
Assignment of Working Interest shall be made without warranty of title, either express or implied. However, Farmor shall warrant and represent that the 20% Working Interests in the Leases are free from all liens and encumbrances, production payments, overriding royalty interests or other lease burdens, other than the standard royalty due to the lessor.

6.	Farmee's only penalty for failure to pay, as provided for in this Agreement, shall be to forfeit its right to earn the full assignment as provided for herein.

7.	The Farmee agrees to pay net rental costs associated with their Working Interests as acquired by August 1, 2014.

8.
GSPE shall be the operator of record following this farm out.  GSPE may elect to sell future working interest on any terms at GSPE’s sole discretion, which may include operatorship of the leases owned by the parties.

9.	Farmee shall be subject to all future joint operating agreements as negotiated solely by GSPE without exception.

EXHIBIT 10.15

Regards, Texas South Energy, Inc. By: /s/ James Askew James Askew Chairman & CEO

AGREED TO AND ACCEPTED THIS 10th DAY OF MARCH, 2014. By: /s/ Ronald A. Bain Ronald A. Bain President & COO